EXHIBIT 3.183

ARTICLES OF ORGANIZATION

OF

TUCSON LIMITED LIABILITY COMPANY

The undersigned, desiring a form a limited liability company pursuant to West Virginia Code § 31-1A-7, does hereby say as follows:

1. The name of the limited liability company shall be Tucson Limited Liability Company.

2. The general purpose of the limited liability company is to engage in investment activities and all other activities permitted under the laws of the State of West Virginia.

3. The period of duration of the limited liability company shall expire on December 31, 2030.

4. The members of the limited liability company shall have the right, by unanimous consent, to continue the existence of the limited liability company in the event of its dissolution under the terms of applicable laws or any operating agreement.

5. The address of the office of the limited liability company shall be 1190 United Center, 500 Virginia Street, E., Charleston, West Virginia 25301.

6. The name and address of the initial registered agent of the limited liability company is:

J. W. Riccardi

1190 United Center

500 Virginia Street, E.

Charleston, West Virginia 25301

IN WITNESS WHEREOF, the undersigned member of the limited liability company has executed these Articles of Organization intending them to be effective the 3rd day of June, 1996.

/s/ J. W. Riccardi
J. W. RICCARDI

Prepared By:

J. W. Riccardi

RICCARDI & LUTZ

1190 United Center

500 Virginia Street, E.

Charleston, WV 25301

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA, to-wit:

I, Felisha G. Coyner, a Notary Public of said County, do certify that the foregoing Articles of Organization of Tucson Limited Liability Company have this day been acknowledged before me on behalf of the limited liability company by J. W. Riccardi, a member of said limited liability company.

Given under my hand this 3rd day of June, 1996.

My commission expires: April 10, 2001.

/s/ Felisha G. Coyner
Notary Public

[SEAL]